EXHIBIT 99.1
Encore Acquisition Company Increases 2005 Production Growth Guidance;
Plans to Present at Lehman Energy Conference
FORT WORTH, Texas—(BUSINESS WIRE)—September 7, 2005
Encore Acquisition Company (NYSE:EAC) announced an increase in its 2005 production guidance to 15% growth over 2004. The Company has increased its guidance as a result of positive production performance from existing properties and recently announced acquisitions that are expected to close in September and October.
The Company will be presenting at the Lehman Brothers CEO Energy/Power Conference in New York City. Jonny Brumley, Encore’s President, will present at 11:45 a.m. on September 8th at the Waldorf-Astoria Hotel. The presentation slides are available on Encore’s website at www.encoreacq.com.
Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Salt Basin of Louisiana and the Barnett Shale near Fort Worth, Texas; and the Rocky Mountains.
This press release includes forward-looking statements, which give our current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected production growth, production response from our high-pressure air injection program and expectations regarding pending acquisitions. Our expectations of future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Please read “Factors That May Affect Future Results and Financial Condition” in our Annual Report on Form 10-K as well as the risks described in our other filings with the SEC. If one or more risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We undertake no obligation to publicly update or revise any forward-looking statements.
Contacts:
Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812